Exhibit 4.3

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

FLEXSTEEL INDUSTRIES, INC.

I, the undersigned, as Chief Financial Officer and Secretary of Flexsteel Industries, Inc., a Minnesota corporation, do hereby certify that the following is a true and correct copy of a resolution amending the 1983 Restated Articles of Incorporation, as amended, of Flexsteel Industries, Inc., adopted pursuant to Minnesota Statutes, Chapter 302A by the shareholders of Flexsteel Industries, Inc. at a duly called and held meeting thereof held on December 11, 2006:

RESOLVED, That the first paragraph of Subsection A of Article V of Flexsteel Industries, Inc.’s 1983 Restated Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following paragraph so that the same shall be and read as follows:

The number of directors shall be set by the Board but shall not be less than seven (7) nor more than thirteen (13). The Board to be elected at the 2006 Annual Meeting of Shareholders shall consist of eleven (11) directors. Thereafter, the number of directors may be increased or decreased only by the affirmative vote of a majority of Directors then in office at the time of the vote but subject to the above stated minimum of seven (7) and maximum of thirteen (13) directors.

IN WITNESS WHEREOF, being duly authorized by Flexsteel Industries, Inc., I have hereunto subscribed my name this 13th day of February, 2007.

/S/ Timothy E. Hall_
Timothy E. Hall, Chief Financial Officer and Secretary of Flexsteel Industries, Inc.

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